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                                  PRESS RELEASE

                                                                    Exhibit 99.1


A.C. MOORE_________________________________ General Office o Distribution Center
                              500 University Court o Blackwood, New Jersey 08012
                                                           Phone: (856) 228-6700
                                                             Fax: (856) 228-0080


For:                                          From:

A.C. Moore Arts & Crafts, Inc.                Gregory FCA Communications, Inc.
Leslie Gordon                                 For More Information Contact:
Chief Financial Officer                       Joe Anthony
(856) 228-6700                                (610) 642-8253


For Immediate Release

            A.C. Moore's Second Quarter Comp Store Sales Increase 4%

              Company Expects to Beat Consensus Earnings Estimates

Blackwood, New Jersey, July 3, 2003 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) reported today sales of $93.7 million for the second quarter ended June 30, 2003, an increase of 13% over sales of $82.9 million during the second quarter of 2002. Same store sales increased by 4% on top of a same store sales increase of 10% in the second quarter of 2002.

For the six months ended June 30, 2003, sales were $185.7 million, an increase of 10% over sales of $168.7 million in the first six months of 2002. Comparable store sales grew by 1% for the period, on top of a same store sales increase of 12% in the first half of 2002.

Jack Parker, Chief Executive Officer, stated, "Many of the merchandising initiatives that we have undertaken in the first half of this year are helping to drive sales. With the strong sales performance, we anticipate that our profits for the quarter will beat the consensus estimate of $0.04 per share. We are maintaining our forecast for the year at $0.84 to $0.88 per share."

Second quarter earnings will be released on July 16, 2003 and the Company will host a conference call at 5:00 P.M. EDT. Investors will have the opportunity to listen to the conference call live over the Internet through the Company's investor relations portion of its website at www.acmoore.com.

The Company also announced that on Wednesday, July 9th, they will be presenting at the CIBC World Markets Third Annual Consumer Growth Conference in Boston. A webcast of their presentation, including slides, will be broadcast from the Investor Relations page of the Company's website www.acmoore.com beginning at approximately 8:15 a.m. EDT. To listen to the live presentation, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the presentation and will be archived for thirty days.
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A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 74 stores in the eastern United States.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.